Exhibit 99.1

Contacts:	Steven O. Cordier
Sr. Vice President and CFO (303) 649-1900 scordier@penx.com

PENFORD REPORTS THIRD QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

•	Net earnings improved to $0.16 per diluted share from a loss of $0.44 last year.

•	Third quarter revenue increased 9% to $121.7 million from last year.

•	Operating income expanded by 20% to $4.3 million.

CENTENNIAL, CO, July 9, 2013 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for industrial and food applications, today reported third quarter and year-to-date fiscal year 2013 results. Consolidated sales for the quarter ended May 31, 2013 increased 9% to $121.7 million from $111.3 million a year ago.

The Company reported third quarter net income of $2.1 million, or $0.16 per diluted share, compared with a net loss of $5.5 million or $0.44 per diluted share a year ago.

Consolidated sales for the first nine months of fiscal 2013 rose to $349.8 million and operating income increased to $10.8 million. The Company reported net income for this period in fiscal 2013 of $5.0 million, or $0.39 per diluted share, compared with a net loss of $5.2 million, or $0.42 per diluted share, for the preceding year.

A table summarizing quarterly and year-to-date financial results is shown below:

Penford Corporation – Financial Highlights

	Three Months Ended May 31,			Nine Months Ended May 31,
(In thousands)	2013	2012	Incr. (Decr)	2013	2012	Incr. (Decr)
Food Ingredients Division:
Sales	$28,535	$26,173	9%	$82,793	$77,001	8%
Gross margin	9,056	8,225	10%	25,288	24,068	5%
Operating income	6,206	5,362	16%	17,097	16,563	3%
Depreciation and amortization	519	512		1,551	1,515

Industrial Ingredients Division:
Sales	$93,184	$85,110	9%	$267,030	$245,927	9%
Gross margin	4,135	3,229	28%	12,162	8,595	42%
Operating income (loss)	565	75	653%	1,500	(161)
Depreciation and amortization	2,723	2,772		8,326	8,098

Consolidated:
Sales	$121,719	$111,283	9%	$349,823	$322,928	8%
Gross margin	13,191	11,454	15%	37,450	32,663	15%
Operating income	4,275	3,573	20%	10,825	9,582	13%
Net income (loss)	2,058	(5,452)		4,956	(5,200)
Depreciation and amortization	3,324	3,632		10,128	10,718

Highlights for the quarter are as follows:

Food Ingredients Division

•	Food Ingredients reported record quarterly sales, gross margin and operating income.
•	Third quarter revenue grew 9% to $28.5 million, with volume gaining 6% and average unit pricing up 3%.
•	Sales into the gluten-free, dairy, pet and soups/sauces/gravies segments rose by double-digit rates.
•	Gross margin rose 10% in the quarter to $9.1 million and operating income increased 16% to $6.2 million, primarily from revenue and volume gains.

Industrial Ingredients Division

•

Revenue for the third quarter grew by 9% to $93.2 million on higher ethanol selling prices and industrial specialty starch volumes. Sales for the third quarter and year-to-date fiscal 2013 and 2012 include sales of co-products from the corn wet milling operations, primarily corn gluten meal, corn gluten feed and corn germ.

•	Gross margin expanded 28% to $4.1 million on higher unit pricing of industrial starch and ethanol and improved industrial starch mix.
•

Operating income rose in the third quarter of fiscal 2013 to $0.6 million from $0.1 million in the prior year. Margin expansion was partially offset by additions to the Industrial division’s sales and research and development resources.

Consolidated Results

•

Interest expense declined by 57% in the third quarter and year-to-date, reflecting lower borrowing costs due to the redemption of the Company’s Series A 15% Preferred Stock in the second half of fiscal 2012.

•

The Company’s year-to-date effective tax rate was 37%. Since the redemption of the Company’s preferred stock, the Company’s effective tax rate has stabilized at a rate approximating the statutory federal and state income tax rates.

•	Consolidated cash flow from operations improved by $13.9 million on higher earnings and lower working capital.
•	Bank loans were reduced $7.0 million in the third quarter.

Conference Call

Penford will host a conference call to discuss fiscal 2013 third quarter results today, July 9, 2013 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on July 9, 2013, please phone 1-877-407-9205 at 7:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

Penford Corporation

Financial Highlights

	Three months ended May 31,		Nine months ended May 31,
(In thousands, except per share data)	2013	2012	2013	2012
	(unaudited)
Consolidated Results
Sales	$121,719	$111,283	$349,823	$322,928

Income from operations	$4,275	$3,573	$10,825	$9,582

Net income (loss)	$2,058	$(5,452)	$4,956	$(5,200)

Earnings (loss) per share, diluted	$0.16	$(0.44)	$0.39	$(0.42)

Cash Flows
Cash flow provided by (used in):
Operating activities	$11,228	$(2,655)	$14,580	$6,634
Investing activities	(1,211)	(3,203)	(6,201)	(17,578)
Financing activities	(9,910)	5,922	(8,276)	11,322

Increase in cash	$107	$64	$103	$378

Balance Sheets

	May 31, 2013	August 31, 2012
	(unaudited)
Current assets	$95,357	$91,965
Property, plant and equipment, net	109,035	113,191
Other assets	27,909	31,023

Total assets	232,301	236,179

Current liabilities	31,790	36,138
Long-term debt	78,248	84,004
Other liabilities	48,321	47,187
Shareholders’ equity	73,942	68,850

Total liabilities and equity	$232,301	$236,179

Penford Corporation

Consolidated Statements of Operations

	Three months ended May 31,		Nine months ended May 31,
(In thousands, except per share data)	2013	2012 (1)	2013	2012 (1)
	(unaudited)
Sales	$121,719	$111,283	$349,823	$322,928
Cost of sales	108,528	99,829	312,373	290,265

Gross margin	13,191	11,454	37,450	32,663

Operating expenses	7,326	6,340	22,269	18,883
Research and development expenses	1,590	1,541	4,356	4,198

Income from operations	4,275	3,573	10,825	9,582

Interest expense	(998)	(2,335)	(3,062)	(7,162)
Other non-operating income (expense), net	146	(2,815)	68	(2,579)

Income (loss) before income taxes	3,423	(1,577)	7,831	(159)

Income tax expense	1,365	3,875	2,875	5,041

Net income (loss)	$2,058	$(5,452)	$4,956	$(5,200)

Weighted average common shares and equivalents outstanding, diluted	12,670	12,300	12,548	12,292

Earnings (loss) per common share, diluted	$0.16	$(0.44)	$0.39	$(0.42)

(1)	Previously reported amounts for sales and cost of sales have been restated to classify proceeds from the sale of co-products as sales rather than as a reduction of cost of sales.